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UJB FINANCIAL CORP.                                                                     Exhibit (99)C
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
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                                                                              Six Months Ended
                                                                                   June 30,
                                                                            -----------------------
                                                                               1995        1994
                                                                            ----------- -----------
 OPERATING ACTIVITIES
   Net income                                                              $    80,323 $    57,256
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses and other real estate owned                    33,000      42,860
       Depreciation, amortization and accretion                                 14,510      19,297
       Gains on sales of investment and trading account securities              (4,767)     (1,876)
       Gains on sales of mortgages held for sale                                  (171)       (425)
       Gains on sales of other real estate owned                                (1,984)       (661)
       Proceeds from sales of other real estate owned                           13,134      17,704
       Proceeds from sales of mortgages held for sale                           17,706     124,372
       Originations of mortgages held for sale                                 (23,812)    (92,432)
       Net (increase) decrease in trading account securities                    (6,905)      2,368
       Decrease (increase) in accrued interest receivable and other assets      51,800     (43,636)
       Increase in accrued interest payable, accrued
         expenses and other liabilities                                         39,514      40,488
                                                                            ----------- -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                             212,348     165,315
                                                                            ----------- -----------
 INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                           334,705     683,500
   Purchases of investment securities                                          (45,876) (1,549,616)
   Purchases of investment securities available for sale                       (35,731)          -
   Proceeds from maturities of investment securities available for sale          6,550     246,103
   Proceeds from sales of investment securities available for sale               7,144       5,109
   Net decrease in interest bearing deposits with banks                          5,534       3,991
   Net increase in loans                                                      (152,169)   (437,278)
   Purchases of premises and equipment, net                                     (7,754)     (2,941)
                                                                            ----------- -----------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                   112,403  (1,051,132)
                                                                            ----------- -----------
 FINANCING ACTIVITIES
   Net (decrease) increase in demand and savings deposits                     (423,198)    220,897
   Net increase (decrease) in time deposits                                    543,843    (121,929)
   Net (decrease) increase in short-term borrowings                           (205,468)    857,130
   Principal payments on long-term debt                                           (470)     (5,190)
   Proceeds from issuance of long-term debt                                          -       1,040
   Dividends paid                                                              (31,290)    (23,185)
   Proceeds from issuance of common stock under dividend
     reinvestment and other stock plans                                          7,706       7,284
   Other, net                                                                   (2,312)      1,963
                                                                            ----------- -----------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                  (111,189)    938,010
                                                                            ----------- -----------
 INCREASE IN CASH AND CASH EQUIVALENTS                                         213,562      52,193
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              970,296     824,674
                                                                            ----------- -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $ 1,183,858 $   876,867
                                                                            =========== ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
     Interest payments                                                     $   202,370 $   152,716
     Income tax payments                                                        34,391      29,894
Noncash investing activities:
    Loans made in conjunction with the sale of other real estate owned           2,054       6,366
    Net transfer of loans to other real estate owned                             9,703      22,145
    Transfer of assets to assets held for accelerated disposition                2,765           -
    Transfer of investments from investment securities available for sale            -     707,808

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